Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

•
Delivered first quarter net sales of $195.5 million down 8% compared with prior year period (Hydraulics -11% and Electronics -1%) while up 9%, or $16 million compared with fourth quarter 2024
•
Increased volume sequentially expanded gross margin 50 bps compared with fourth quarter 2024 while cost management and strong operating leverage provided sequential operating margin improvement of 130 bps
•
Delivered to the bottom line with first quarter diluted EPS of $0.22 and diluted Non-GAAP EPS of $0.44, up 57% and 33%, respectively, over fourth quarter 2024
•
Generated cash from operations in the first quarter of $19.0 million up 7% over prior year period; Working capital initiatives delivered 11% reduction in inventory across all businesses over prior year period
•
Reduced first quarter total debt over prior year period by $75.7 million, or 15%; reduced debt for seventh consecutive quarter
•
Net debt to adjusted EBITDA leverage ratio down to 2.7x from 3.1x in prior year period, up 0.1x from year end 2024 as adjusted EBITDA rolls forward, as expected
•
Executing financial priorities while actively addressing rapidly shifting tariff environment; Leveraging “in the region for the region” manufacturing infrastructure with plans to optimize for new tariff mandates
•
Shifting outlook to focus on next quarter forward; Continue to see a path for full year growth while tariffs have created more uncertainty in 2H25; Remain focused on driving customer centricity, product innovation, working capital improvements, operational efficiencies, cost discipline and reducing debt

SARASOTA, FL, May 6, 2025 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology, today reported financial results for the first quarter ended March 29, 2025.

“Our first quarter results demonstrated a better-than-expected start to the year and further validates our continued execution of our financial plans to drive operating leverage, improve our cash conversion cycle, reduce debt, and strengthen our earnings power. Thanks to the global Helios team for staying focused on our controllables, our Q1 results exceeded our plan and further strengthened our balance sheet. We achieved a 23% increase in our operating income in the quarter on $16 million in incremental sales over the fourth quarter of last year, which shows the incremental operating leverage from increased volume. Through this volatile macro environment, we are pulling the levers we believe position us well for the long-term. We remain focused on investing in innovation and bringing new products to market. Our 'in the region for the region' manufacturing strategy is paying off as we navigate the tariff landscape and work to maximize what we produce locally. Finally, we have also been examining our product portfolio with a broader look at our assets while streamlining the organization in some areas, and allocating resources where they can be better utilized to grow our go-to-market initiatives this year,” said Sean Bagan, President, Chief Executive Officer and Chief Financial Officer of Helios.

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 2 of 17

First Quarter 2025 Consolidated Results

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	March 29, 2025	March 30, 2024	Change		% Change
Net sales	$195.5	$212.0	$(16.5)		(8%)
Gross profit	$59.9	$67.2	$(7.3)		(11%)
Gross margin	30.6%	31.7%	(110)	bps
Operating income	$17.0	$20.3	$(3.3)		(16%)
Operating margin	8.7%	9.6%	(90)	bps
Non-GAAP adjusted operating margin*	13.4%	14.5%	(110)	bps
Net income	$7.3	$9.2	$(1.9)		(21%)
Diluted EPS	$0.22	$0.28	$(0.06)		(21%)
Non-GAAP net income*	$14.8	$17.6	$(2.8)		(16%)
Diluted Non-GAAP EPS*	$0.44	$0.53	$(0.09)		(17%)
Adjusted EBITDA*	$33.8	$38.6	$(4.8)		(12%)
Adjusted EBITDA margin*	17.3%	18.2%	(90)	bps

* Adjusted numbers are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Helios believes that providing these specific Non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better understand operating performance. These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for GAAP. Please carefully review the attached Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are Non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Sales

•
Changes in Market Mix: Compared with the first quarter of the prior-year period, Electronics segment revenues were relatively flat with slight growth in health and wellness and recreational markets offsetting declines in industrial and mobile markets; Hydraulics sales were down 11% primarily reflecting the weakness in the agriculture, mobile and industrial markets.
•
By Region: year-over-year sales declined in all regions while sequentially sales were up 7% in Asia Pacific ("APAC”), 6% in the Americas and 20% in Europe, the Middle East and Africa (“EMEA”).
•
Other Impacts: foreign currency (FX) translation unfavorably impacted sales by $2.3 million in the first quarter 2025 compared with the year ago period.

Profits and margins

•
Gross profit and margin impacts: gross profit declined 11%, or $7.3 million compared with the year ago period while gross margin contracted 110 basis points as declines in labor and overhead costs partially offset lower volume and higher material costs as a percentage of sales. Sequentially, gross profit improved on higher sales in both segments.
•
Selling, engineering and administrative (“SEA”) expenses: declined $4.4 million, or 11%, compared with the year ago period reflecting cost reduction actions across the business and was down 70 bps as a percent of sales. Compared with the fourth quarter of 2024, SEA expenses increased $1.8 million, or 6%, primarily as a result of timing of full year compensation accruals, but was 60 bps lower as a percent of sales.

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 3 of 17

•
Amortization of intangible assets: $8.3 million up 5% compared with the year ago period. The increase was primarily driven by the restructuring of the Helios Center for Engineering Excellence (HCEE).

Non-operating items

•
Net interest expense: declined $0.8 million in the quarter compared with the year ago period. The prior year period interest expense benefited by $1.8 million from a recognized gain on an interest rate swap agreement. Excluding the impact of the interest rate swap agreement, interest expense was lower by $2.6 million due to carrying a lower debt balance throughout the period and lower interest rates.
•
Effective tax rate: first quarter 2025 was 23.5% compared with 23.2% in the corresponding period of 2024. These effective rates vary in accordance with income levels and differing tax rates across the countries where products are sold.

Net income, diluted earnings per share (“EPS”), diluted Non-GAAP EPS, and adjusted EBITDA margin

•
GAAP net income: reduced by $1.9 million compared with the year ago period primarily as a result from the 8% decline in sales. On a per diluted share basis, earnings decreased 21%, or $0.06, to $0.22.
•
Diluted Non-GAAP EPS: decreased $0.09, or 17%, to $0.44 compared with the year ago period.
•
Adjusted EBITDA margin: contracted 90 basis points to 17.3% compared with the year ago period reflecting the impact of lower sales.

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Hydraulics	For the Three Months Ended
($ in millions) (Unaudited)	March 29, 2025	March 30, 2024	Change		% Change
Net Sales
Americas	$49.9	$55.8	$(5.9)		(11%)
EMEA	37.9	45.5	(7.6)		(17%)
APAC	38.6	41.1	(2.5)		(6%)
Total Segment Sales	$126.4	$142.4	$(16.0)		(11%)
Gross Profit	$37.4	$44.5	$(7.1)		(16%)
Gross Margin	29.6%	31.3%	(170)	bps
SEA Expenses	$20.0	$22.7	$(2.7)		(12%)
Operating Income	$17.4	$21.8	$(4.4)		(20%)
Operating Margin	13.8%	15.3%	(150)	bps

First Quarter 2025 Hydraulics Segment Review

•
Sales: declines in all regions resulted in a consolidated decline of 11% compared to last year. Lower sales were primarily driven by softness in the agriculture, mobile and industrial end markets. FX had a unfavorable $2.2 million impact on sales compared with the year ago period.
•
Gross profit and margin drivers: lower gross profit and margin reflected lost leverage on lower volume compared with the year ago period. Material and variable costs declined year over year and were relatively flat as a percentage of sales.
•
Operating income and operating margin: lower operating income primarily reflect lower sales which were partially offset by SEA expenses declining 12% over the year ago period.

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 4 of 17

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Electronics	For the Three Months Ended
($ in millions) (Unaudited)	March 29, 2025	March 30, 2024	Change		% Change
Net Sales
Americas	$56.7	$58.1	$(1.4)		(2%)
EMEA	6.2	6.5	(0.3)		(5%)
APAC	6.2	5.0	1.2		24%
Total Segment Sales	$69.1	$69.6	$(0.5)		(1%)
Gross Profit	$22.5	$22.7	$(0.2)		(1%)
Gross Margin	32.6%	32.6%	0	bps
SEA Expenses	$14.5	$15.6	$(1.1)		(7%)
Operating Income	$8.0	$7.1	$0.9		13%
Operating Margin	11.6%	10.2%	140	bps

First Quarter 2025 Electronics Segment Review

•
Sales: showed minimal variance as demand in APAC mostly offset the decline in the Americas and EMEA. Higher sales in health and wellness and recreational markets mostly offset declines in industrial and mobile end markets compared with the year ago period.
•
Gross profit and margin drivers: gross profit declined slightly due to lower volume while margin held steady. Unfavorable mix was offset by improvement in labor and overhead.
•
Operating income and operating margin: operating income increased 13% and operating margin expanded 140 bps, compared with the year ago period reflecting reductions in SEA expenses of 7% primarily due to to lower labor and benefit costs.

Strengthening Cash Flow, Balance Sheet and Financial Flexibility

•
Net cash provided by operations: Generated $19.0 million in the first quarter 2025, up 7% compared with the year ago period.
•
Continued debt reduction: total debt at March 29, 2025 was $445.6 million down nearly 15% from $521.3 million at March 30, 2024.
•
Cash and cash equivalents: as of March 29, 2025, were $45.9 million up 23% compared with the year ago period.
•
Inventory: as planned continued to decline by $24.2 million, or 11% from the prior-year period reflecting the execution of a plan to align with sales trends. Inventory was down marginally from the fourth quarter of 2024 totalling $189.7 million.
•
Net debt-to-adjusted EBITDA leverage ratio: improved to 2.7x ending first quarter compared with 3.1x at the end of the comparable year ago period. At the end of first quarter 2025, the Company had $352.6 million available on its revolving lines of credit.
•
Capital expenditures: were $6.1 million in the first quarter 2025, or 3.1% of sales. This compares with $5.5 million, or 2.6% of sales in the year ago period.

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 5 of 17

•
Dividends: Paid 113th consecutive quarterly cash dividend of $0.09 per share on April 22, 2025, a history of over 28 consecutive years of dividends.

Establishing Second Quarter 2025 Outlook1

Mr. Bagan continued, “We knew 2025 would present challenges from the various end market cycles and worked to factor a variety of scenarios into our initial full year outlook. We acknowledge that relative to when we first established our full year outlook, tariffs have created more uncertainty in the second half of 2025. We see a variety of potential outcomes depending upon final tariff rulings. We now have a third of the year already in the books with good visibility through the balance of the second quarter. While markets remain persistently weak, we are starting to see some positive trends forming in the order intake over the last several months. We have been selective with our capital expenditures and continue to be disciplined with cost control measures. These factors provide us a level of confidence in our next quarter projections. Markets could quickly shift and we are staying nimble and very close to our customers as we navigate through this unprecedented tariff environment together.”

For the second quarter of 2025 we expect:

•
Total net sales: $198 to $206 million
•
Adjusted EBITDA margin: 17.5% to 18.5%
•
Diluted Non-GAAP EPS: $0.46 to $0.54

Webcast

The Company will host a conference call and webcast tomorrow, Wednesday, May 7, 2025, at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8573. The audio webcast will be available at www.heliostechnologies.com.

A telephonic replay will be available from approximately 1:00 p.m. ET on the day of the call through Wednesday, May 21, 2025. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13752555. The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com.

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisitions. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

1 Reference "First Quarter 2025 Earnings Presentation" Slides for details and assumptions

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 6 of 17

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding current expectations, estimates, forecasts, projections, our beliefs, and assumptions made by Helios Technologies, Inc. (“Helios,” the “Company,” "we," "us," or "our"), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and undertake acquisitions; (ii) the effectiveness of creating the Centers of Excellence; (iii) our financial plans; (iv) trends affecting the Company’s financial condition or results of operations; (v) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (vi) the Company’s ability to declare and pay dividends; and (vii) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of the cyclical nature of our business. In addition, we may make other written or oral statements, which constitute forward-looking statements, from time to time. Words such as “may,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our future plans, objectives or goals also are forward-looking statements. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties. Our actual results may differ materially from what is expressed or forecasted in such forward-looking statements, and undue reliance should not be placed on such statements. All forward-looking statements are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward‐looking statements include, but are not limited to, (i) the Company’s ability to respond to global economic trends and changes in customer demand domestically and internationally, including as a result of standardization and the cyclical nature of our business, which can adversely affect the demand for capital goods; (ii) supply chain disruption and the potential inability to procure goods; (iii) conditions in the capital markets, including the interest rate environment and the continued availability of capital on terms acceptable to us, or at all; (iv) global and regional economic and political conditions, including the recently announced and potentially contemplated tariffs by the new U.S. presidential administration, inflation, exchange rates, changes in the cost or availability of energy, transportation, the availability of other necessary supplies and services and recession; (v) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (vi) risks related to health epidemics, pandemics and similar outbreaks, which may among other things, adversely affect our supply chain, material costs, and work force and may have material adverse effects on our business, financial position, results of operations and/or cash flows; (vii) risks related to our international operations, including potential impacts from the ongoing geopolitical conflicts in Ukraine and the Middle East; (viii) risks relating to our recent and ongoing management transition; (ix) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (x) stakeholders, including regulators, views regarding our environmental, social and governance goals and initiatives, and the impact of factors outside of our control on such goals and initiatives. Further information relating to additional factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 28, 2024 filed with the Securities and Exchange Commission (SEC) on February 25, 2025 as well as any subsequent filings with the SEC.

Helios has presented non-GAAP measures including adjusted operating income, adjusted operating margin, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, adjusted net income, and

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 7 of 17

adjusted net income per diluted share and sales in constant currency. Helios believes that providing these specific Non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better understand operating performance. The determination of the amounts that are excluded from these Non-GAAP measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income recognized in a given period. You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP. Please carefully review the Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are Non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies.

This news release also presents forward-looking statements regarding Non-GAAP measures, including adjusted EBITDA, adjusted EBITDA margin and adjusted net income per diluted share. The Company is unable to present a quantitative reconciliation of these forward-looking Non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s 2025 financial results. These Non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

For more information, contact:

Tania Almond

Vice President, Investor Relations and Corporate Communication

(941) 362-1333

tania.almond@HLIO.com

Deborah Pawlowski

Alliance Advisors IR

(716) 843-3908

dpawlowski@allianceadvisors.com

Financial Tables Follow:

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 8 of 17

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	For the Three Months Ended
	March 29,	March 30,
	2025	2024	% Change
Net sales	$195.5	$212.0	(8)%
Cost of sales	135.6	144.8	(6)%
Gross profit	59.9	67.2	(11)%
Gross margin	30.6%	31.7%

Selling, engineering and administrative expenses	34.6	39.0	(11)%
Amortization of intangible assets	8.3	7.9	5%
Operating income	17.0	20.3	(16)%
Operating margin	8.7%	9.6%

Interest expense, net	7.4	8.2	(10)%
Foreign currency transaction loss, net	0.1	0.3	(67)%
Other non-operating (income) expense, net	-	(0.2)	(100)%
Income before income taxes	9.5	12.0	(21)%
Income tax provision	2.2	2.8	(21)%
Net income	$7.3	$9.2	(21)%

Net income per share:
Basic	$0.22	$0.28	(21)%
Diluted	$0.22	$0.28	(21)%

Weighted average shares outstanding:
Basic	33.3	33.1
Diluted	33.4	33.3

Dividends declared per share	$0.09	$0.09

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 9 of 17

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	March 29, 2025	December 28, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45.9	$44.1
Accounts receivable, net of allowance for
credit losses of $2.3 and $2.4	121.1	104.6
Inventories, net	189.7	190.1
Income taxes receivable	15.1	15.1
Other current assets	24.2	30.3
Total current assets	396.0	384.2
Property, plant and equipment, net	216.8	216.4
Deferred income taxes	2.1	2.1
Goodwill	508.4	498.9
Other intangible assets, net	382.0	384.0
Other assets	21.0	19.8
Total assets	$1,526.3	$1,505.4
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$62.0	$56.7
Accrued compensation and benefits	18.5	24.6
Other accrued expenses and current liabilities	28.1	25.8
Current portion of long-term non-revolving debt, net	16.1	16.0
Dividends payable	3.0	3.0
Income taxes payable	15.0	12.5
Total current liabilities	142.7	138.6
Revolving lines of credit	147.5	147.3
Long-term non-revolving debt, net	279.2	283.2
Deferred income taxes	45.7	41.1
Other noncurrent liabilities	30.0	30.8
Total liabilities	645.1	641.0
Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $0.001, 2.0 shares authorized,
no shares issued or outstanding	-	-
Common stock, par value $0.001, 100.0 shares authorized,
33.3 and 33.3 shares issued and outstanding	-	-
Capital in excess of par value	438.8	437.4
Retained earnings	506.9	502.6
Accumulated other comprehensive loss	(64.5)	(75.6)
Total shareholders’ equity	881.2	864.4
Total liabilities and shareholders’ equity	$1,526.3	$1,505.4

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 10 of 17

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	For the Three Months Ended
	March 29, 2025	March 30, 2024
Cash flows from operating activities:
Net income	$7.3	$9.2
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	16.0	15.7
Stock-based compensation expense	1.5	4.2
Amortization of debt issuance costs	0.2	0.1
Benefit for deferred income taxes	(0.7)	(0.9)
Other, net	1.3	0.3
(Increase) decrease in, net of acquisitions:
Accounts receivable	(15.3)	(13.1)
Inventories	1.1	(0.7)
Income taxes receivable	0.3	1.6
Other current assets	6.3	0.6
Other assets	(0.1)	1.1
Increase (decrease) in, net of acquisitions:
Accounts payable	4.8	(1.8)
Accrued expenses and other liabilities	(5.2)	(1.1)
Income taxes payable	2.2	3.3
Other noncurrent liabilities	(0.7)	(0.7)
Net cash provided by operating activities	19.0	17.8
Cash flows from investing activities:
Capital expenditures	(6.1)	(5.5)
Software development costs	(0.7)	(0.8)
Net cash used in investing activities	(6.8)	(6.3)
Cash flows from financing activities:
Borrowings on revolving credit facilities	14.3	21.8
Repayment of borrowings on revolving credit facilities	(18.1)	(17.3)
Repayment of borrowings on long-term non-revolving debt	(4.0)	(5.2)
Proceeds from stock issued	0.5	0.5
Dividends to shareholders	(3.0)	(3.0)
Payment of employee tax withholding on equity award vestings	(0.5)	(1.8)
Other financing activities	(0.5)	(0.4)
Net cash used in financing activities	(11.3)	(5.4)
Effect of exchange rate changes on cash and cash equivalents	0.9	(1.2)
Net increase in cash and cash equivalents	1.8	4.9
Cash and cash equivalents, beginning of period	44.1	32.4
Cash and cash equivalents, end of period	$45.9	$37.3

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 11 of 17

HELIOS TECHNOLOGIES

SEGMENT DATA

(In millions)

(Unaudited)

	For the Three Months Ended
	March 29, 2025	March 30, 2024
Net Sales:
Hydraulics	$126.4	$142.4
Electronics	69.1	69.6
Consolidated	$195.5	$212.0

Gross profit and margin:
Hydraulics	$37.4	$44.5
	29.6%	31.3%
Electronics	22.5	22.7
	32.6%	32.6%
Consolidated	$59.9	$67.2
	30.6%	31.7%

Operating income (loss) and margin:
Hydraulics	$17.4	$21.8
	13.8%	15.3%
Electronics	8.0	7.1
	11.6%	10.2%
Corporate and other	(8.4)	(8.6)
Consolidated	$17.0	$20.3
	8.7%	9.6%

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 12 of 17

HELIOS TECHNOLOGIES

Net Sales by Geographic Region and Segment

(In millions)

(Unaudited)

	2025
	Q1	% Change y/y
Americas:
Hydraulics	$49.9	(11%)
Electronics	56.7	(2%)
Consol. Americas	106.6	(6%)
% of total	55%
EMEA:
Hydraulics	$37.9	(17%)
Electronics	6.2	(5%)
Consol. EMEA	44.1	(15%)
% of total	23%
APAC:
Hydraulics	$38.6	(6%)
Electronics	6.2	24%
Consol. APAC	44.8	(3%)
% of total	23%
Total	$195.5	(8%)

	2024
	Q1	% Change y/y	Q2	% Change y/y	Q3	% Change y/y	Q4	% Change y/y	2024	% Change y/y
Americas:
Hydraulics	$55.8	(4%)	$59.5	(2%)	$52.1	(6%)	$51.7	(14%)	$219.1	(7%)
Electronics	58.1	5%	57.8	(9%)	50.9	(14%)	49.1	1%	$215.9	(5%)
Consol. Americas	113.9	1%	117.3	(5%)	103.0	(11%)	100.8	(8%)	435.0	(6%)
% of total	54%		53%		53%		56%		54%
EMEA:
Hydraulics	$45.5	(8%)	$42.8	(17%)	$36.7	(5%)	$32.1	(16%)	$157.1	(12%)
Electronics	6.5	(3%)	9.0	29%	6.5	14%	4.7	(19%)	$26.7	6%
Consol. EMEA	52.0	(7%)	51.8	(11%)	43.2	(3%)	36.8	(16%)	183.8	(9%)
% of total	25%		24%		22%		21%		23%
APAC:
Hydraulics	$41.1	2%	$43.4	7%	$40.6	8%	$35.9	1%	$161.0	5%
Electronics	5.0	35%	7.4	48%	7.7	79%	6.0	18%	$26.1	44%
Consol. APAC	46.1	5%	50.8	12%	48.3	16%	41.9	3%	187.1	9%
% of total	22%		23%		25%		23%		23%
Total	$212.0	(1%)	$219.9	(3%)	$194.5	(3%)	$179.5	(7%)	$805.9	(4%)

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 13 of 17

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income & Non-GAAP Adjusted Operating Margin RECONCILIATION

(In millions)

(Unaudited)

	For the Three Months Ended				For the Twelve Months Ended
	March 29, 2025	Margin	March 30, 2024	Margin	March 29, 2025	Margin
GAAP operating income	$17.0	8.7%	$20.3	9.6%	$78.5	9.9%
Acquisition-related amortization of intangible assets	8.3	4.2%	7.9	3.7%	32.0	4.1%
Acquisition and financing-related expenses(A)	-	0.0%	0.5	0.2%	0.2	0.0%
Restructuring charges(B)	0.3	0.2%	1.4	0.7%	4.1	0.5%
Officer transition costs	-	0.0%	0.3	0.1%	1.6	0.2%
Acquisition integration costs (C)	-	0.0%	0.3	0.1%	-	0.0%
Other	0.6	0.3%	-	0.0%	1.8	0.2%
Non-GAAP adjusted operating income	$26.2	13.4%	$30.7	14.5%	$118.2	15.0%
GAAP operating margin	8.7%		9.6%		9.9%
Non-GAAP adjusted operating margin	13.4%		14.5%		15.0%
Net sales	$195.5		$212.0		$789.4

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 14 of 17

Non-GAAP Adjusted EBITDA & Non-GAAP Adjusted EBITDA Margin RECONCILIATION

(In millions)

(Unaudited)

	For the Three Months Ended				For the Twelve Months Ended
	March 29, 2025	Margin	March 30, 2024	Margin	March 29, 2025	Margin
Net income	$7.3	3.7%	$9.2	4.3%	$37.1	4.7%
Interest expense, net	7.4	3.8%	8.2	3.9%	33.0	4.2%
Income tax provision	2.2	1.1%	2.8	1.3%	10.9	1.4%
Depreciation and amortization	16.0	8.2%	15.7	7.4%	64.1	8.1%
EBITDA	32.9	16.8%	35.9	16.9%	145.1	18.4%
Acquisition and financing-related expenses(A)	-	0.0%	0.5	0.2%	0.2	0.0%
Restructuring charges(B)	0.3	0.2%	1.4	0.7%	4.1	0.5%
Officer transition costs	-	0.0%	0.3	0.1%	1.6	0.2%
Acquisition integration costs (C)	-	0.0%	0.3	0.1%	-	0.0%
Change in fair value of contingent consideration	-	0.0%	-	0.0%	0.4	0.1%
Other	0.6	0.3%	0.2	0.1%	(1.7)	-0.2%
Adjusted EBITDA	$33.8	17.3%	$38.6	18.2%	$149.7	19.0%
GAAP net income margin	3.7%		4.3%		4.7%
EBITDA margin	16.8%		16.9%		18.4%
Adjusted EBITDA margin	17.3%		18.2%		19.0%
Net sales	$195.5		$212.0		$789.4

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 15 of 17

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Net Income & Non-GAAP Adjusted Net Income Per Diluted Share RECONCILIATION

(In millions)

(Unaudited)

	For the Three Months Ended
	March 29, 2025	Per Diluted Share	March 30, 2024	Per Diluted Share
GAAP net income	$7.3	$0.22	$9.2	$0.28
Amortization of intangible assets(D)	8.7	0.26	8.1	0.24
Acquisition and financing-related expenses(A)	-	-	0.5	0.02
Restructuring charges(B)	0.3	0.01	1.4	0.04
Officer transition costs	-	-	0.3	0.01
Acquisition integration costs (C)	-	-	0.3	0.01
Other	0.6	0.02	0.2	0.01
Tax effect of above	(2.1)	(0.06)	(2.4)	(0.07)
Non-GAAP Adjusted net income	$14.8	$0.44	$17.6	$0.53
GAAP net income per diluted share	$0.22		$0.28
Non-GAAP Adjusted net income per diluted share	$0.44		$0.53

(A) Acquisition and financing-related expenses include costs associated with our M&A activities. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three months ended March 29, 2025, there were minimal other miscellaneous M&A costs.

(B) Our previously announced restructuring activities within our Hydraulics segment related to the creation of our two new Regional Operational Centers of Excellence ("CoE") are complete. We also continue to add capabilities and activities to our recently expanded Tijuana, Mexico facility to support our Electronics segment. Initial efforts have focused on circuit board assembly and wire harness production. While activities are currently paused, we continue to evaluate plans to move additional production activities to Tijuana in 2025. The initial phase of the restructuring activities to better optimize our European regional operations are complete. Additional phases of this project are currently paused, we continue to evaluate plans for restructuring activities to optimizing operations in the European Region. In January 2025, the Company began the early phases of restructuring the Helios Center of Engineering Excellence (“HCEE”). As the next phases of the restructuring plan begin, management plans to close the San Antonio office in June 2025, reassign resources to the operations at our other major facilities across the business, and eliminate certain positions. All substantial activities are planned to be moved out of San Antonio during the second quarter of 2025. For the three months ended March 29, 2025, the charges include non-recurring labor costs of $0.1 million, $0.1 million of severance, and manufacturing relocation and other costs of $0.1 million.

(C) Acquisition integration activities include costs associated with integrating our recently acquired businesses, which can occur up to 18 months after acquisition date. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three months ended March 29, 2025, there were no acquisition integration costs.

(D) Amortization of intangible assets presented here includes $0.4 million for capitalized software development costs included within cost of sales in the income statement for the three ended March 29, 2025, respectively.

*General note: items may not sum or recalculate due to rounding

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 16 of 17

HELIOS TECHNOLOGIES

Non-GAAP Net Sales Growth RECONCILIATION

(In millions)

(Unaudited)

	For the Three Months Ended
	Hydraulics	Electronics	Consolidated
Q1 2025 Net Sales	$126.4	$69.1	$195.5
Impact of foreign currency translation(E)	2.2	0.1	2.3
Net Sales in constant currency	128.6	69.2	197.8

Q1 2024 Net Sales	$142.4	$69.6	$212.0

Net sales decline	-11%	-1%	-8%
Net sales decline in constant currency	-10%	-1%	-7%

(E) The impact from foreign currency translation is calculated by translating current period activity at average prior period exchange rates.

Helios Technologies Reports First Quarter Financial Results; Exceeds its Quarterly Estimates on Stronger Demand Trends; Continued Balance Sheet Improvement

May 6, 2025 Page 17 of 17

Net Debt-to-Adjusted EBITDA RECONCILIATION

(In millions)

(Unaudited)

As of
March 29, 2025
Current portion of long-term non-revolving debt, net	16.1
Revolving lines of credit	150.3
Long-term non-revolving debt, net	279.2
Total debt	445.6
Less: Cash and cash equivalents	45.9
Net debt	399.7

TTM adjusted EBITDA	149.7
Ratio of net debt to TTM adjusted EBITDA	2.7

Non-GAAP Financial Measures and Non-GAAP Forward-looking Financial Measures:

Adjusted operating income, adjusted operating margin, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, adjusted net income, adjusted net income per diluted share and sales in constant currency are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Helios believes that providing these specific Non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better understand operating performance. These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for GAAP. Please carefully review the attached Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are Non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies. The Company does not provide a reconciliation of forward-looking Non-GAAP financial measures, such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share disclosed above in our 2025 Outlook, to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the Non-GAAP financial measures in future periods.